Exhibit 10.27

AMENDMENT NO. 1

TO

CONSULTING SERVICES AGREEMENT

This Amendment No. 1 (“Amendment”) is entered into as of September 1, 2023 ("Effective Date") by and between Board Advantage LLC, with an address of 948 Drovers Lane, Chester Springs, PA 19425 ("Consultant"), and Akari Therapeutics, Inc. located at 22 Boston Wharf Road, Fl 7, Boston, MA 02210 ("Akari"), and amends the Consulting Agreement dated July 17, 2023 between Akari and Consultant. Consultant and Akari are each referred to individually as a "Party" and together as the "Parties.” Capitalized terms shall have the meanings ascribed in the Agreement unless otherwise noted herein.

WHEREAS Akari and Consultant desire to modify the Consulting Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, the Parties agree as follows:

1.
The first sentence of Section 2 (Compensation) of the Agreement shall be updated and replaced with: “Akari will pay Consultant a fee for Services performed under this Agreement at the rate of $40,000 per month for services up to 100 hours per month. Time exceeding 100 hours per month will require advance approval by the CEO. Compensation will be paid in two (2) equal installments of $20,000 on the 15th and 30th day of each month in which services are rendered. This agreement will serve as documentation of the services to be performed by the Consultant and no further invoices will be required by Akari during the term of this Agreement.”

2.
Except as expressly set forth above, all other terms and conditions of the Agreement shall remain in full force and effect.

Agreed to and accepted by:

AKARI THERAPEUTICS, INC.		BOARD ADVANTAGE, LLC

By:	/s/ Rachelle Jacques	By:	/s/ Wendy DiCicco

Printed Name:	Rachelle Jacques	Printed Name:	Wendy DiCicco

Title	President and CEO	Title:	Interim CFO

Date:	09/27/23	Date:	09/27/23